UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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the Securities Exchange Act of 1934

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TPCO HOLDING CORP.
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The Parent Company and Gold Flora to Combine to Create a Leading Vertically Integrated Operator in the World’s Largest Cannabis Market

Transformational merger of equals will focus on operational efficiency to drive gross margin improvements through enhanced scale and supply chain optimization

The combined company is expected to achieve between $20 and $25 million annualized cost savings

Strongly positioned as a top 10 brand portfolio by revenue in California, with 20 retail stores by year end, 12 house brands and broad state-wide coverage

Comprehensive vertical infrastructure and retail scale enables efficient operational model with significant cross-selling opportunity for complementary house brands into expansive retail store networks

Upon completion of the transaction, Troy Datcher will be named Chairman of the Board and Laurie Holcomb will be named Chief Executive Officer

Unanimously recommended by The Parent Company Board of Directors, and the special independent committee of the Board

The Parent Company and Gold Flora to host a joint conference call and webcast today at 8:30 a.m. Eastern Time to discuss the proposed business combination

Unless otherwise noted, all dollar figures refer to U.S. dollars.

SAN JOSE, Calif., February 22, 2023 - TPCO Holding Corp. (“The Parent Company” or the “Company”) (NEO: GRAM) (OTCQX: GRAMF), a leading consumer-focused California cannabis company, and Gold Flora, a leading vertically-integrated California cannabis company, today announced that they have entered into a definitive business combination agreement (the “Merger Agreement”) to combine the companies in an all-stock merger (the “Business Combination”). Under the terms of the Merger Agreement, The Parent Company shareholders will own approximately 49%, and Gold Flora holders will own approximately 51%, of the outstanding common equity of the combined company on a pro forma basis upon consummation of the Business Combination.

Key Transaction Benefits & Strategic Rationale

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Increased size and scale to become a leading operator in the world’s largest cannabis market. The combined company is expected to operate a footprint of 20 retail stores, 12 house brands, 3 distribution centers, and 1 manufacturing facility and 6 cultivation facilities, providing the size and scale to position the combined company as a leader in California.

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•	Establishing a strongly positioned vertically-integrated platform to achieve financial and operational efficiency, as one of the largest indoor cultivators and retail operators in California. The combined company will have an indoor cultivation canopy of approximately 72,000 square feet, with the opportunity to expand to a further approximately 240,000 square feet, critical to controlling its supply chain and inventory levels while providing consistent high-quality flower, as well as flower-driven products that leverage an exceptional proprietary genetics library to deliver exclusive offerings that align with consumer demands.

•	Significant synergies expected to drive margin improvement and enhance profitability across all verticals. Through the streamlining of retail operations, utilizing scale to access bulk purchasing power, and eliminating third-party contracts, the combined company is expected to achieve annualized cost savings of between $20 and $25 million, to further improve gross margin and profitability while delivering value for shareholders.

•	Reduction in third-party costs through supply-chain optimization. The combined company will reduce third-party contracts when strategically and cost effectively appropriate by utilizing the capabilities of Gold Flora and controlling its value chain.

•	Combined entity will be well-positioned as a top 10 brand portfolio by revenue. As two of the premier operators in the state, the Business Combination will result in a diversified and highly complementary customer product offering, with a variety of form factors and brands for differentiated consumer profiles. Additionally, with only 13% overlap in current company retail store footprints, there is a significant opportunity for cross-selling brands into diverse customer bases to drive organic growth.

•	Enhanced financial profile with strong balance sheet. The combined company would have pro forma revenue of $116.4 million for the nine-month period ended September 30, 2022, with a gross margin of 33%[1]. Providing a robust foundation to accelerate growth, the combined company will be well-positioned to capitalize on the market opportunities ahead as a leading public cannabis company in California.

(1) Represents the pro forma unaudited revenue and gross margin of each of The Parent Company and Gold Flora for the nine-month period ended September 30, 2022. The Parent Company believes the pro forma results presented provide relevant and useful information for investors because they clarify each company’s operating performance, making it easier to compare the combined results with those of other companies in the same industry as The Parent Company and allow investors to review the performance of these companies in the same way as The Parent Company’s management. Since these measures are not calculated in accordance with US GAAP, they should not be considered in isolation of, or as a substitute for, our reported results, and they may not be comparable to similarly named measurements from other companies.

Management Commentary

“This merger of equals with the Gold Flora Corporation represents the next stage in our evolution, leveraging our complementary assets and core capabilities to deliver the most value for our customers and shareholders,” said Troy Datcher, Chief Executive Officer, and Chairman of The Parent Company. “Together, we will have the strategic platform comprised of scale, cultivation capabilities, and brand portfolio to execute on our mission to create unique and culturally relevant products. This vertical integration will fuel both the development of more consumer brands and broader consumer reach while enabling us to improve our gross margin and profitability to establish our business as a true leader in California to take advantage of the incredible growth opportunities ahead of us.”

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Mr. Datcher concluded, “This is a monumental moment, and I want to sincerely thank the team at The Parent Company that has executed on the significant improvements we have made over the last year to prepare our company for today and the potential strategic partnership opportunities. I’d also like to take a moment to share how excited we are to begin our work with the team at Gold Flora, we can’t wait to get started on all we will achieve together.”

“We are thrilled to embark on this groundbreaking effort to create a true vertical leader in the most exciting cannabis market in the world,” said Laurie Holcomb, Chief Executive Officer of Gold Flora. “By combining our proven approach to lean, effective infrastructure and vertically integrated operations from cultivation through distribution and The Parent Company’s brand building expertise and retail and delivery footprint, we expect to achieve market defining performance at every level of the business. Our team has done a phenomenal job of optimizing our indoor cultivation capabilities, building our portfolio of proprietary genetics, and advancing our high-quality manufacturing and distribution operations, and we look forward to leveraging these strengths as we begin our work to combine our two companies.”

Ms. Holcomb added, “The team at The Parent Company shares many of our values for authentic customer connections and delivering superior product experiences. We are aligned on the mission to become a profitable, world-class brand builder and are ready for this next phase of growth.”

Proposed Transaction Summary

The Business Combination will be completed, subject to the Merger Agreement, by way of a court-approved plan of arrangement under the Business Corporations Act (British Columbia), whereby a newly formed British Columbia corporation (“New Parent”), created to manage and hold the combined business of The Parent Company and Gold Flora, will, directly and indirectly, acquire all of the issued and outstanding common shares of The Parent Company (“TPCO Shares”) and all of the issued and outstanding membership units in the capital of Gold Flora (“Gold Flora Units”). New Parent will then domesticate in the United States as a Delaware corporation pursuant to Section 388 of the Delaware General Corporation Law.

Under the terms of the Merger Agreement, holders of TPCO Shares will receive one share of common stock in the capital of New Parent (“New Parent Shares”) for each TPCO Share held pursuant to the Merger Agreement and holders of Gold Flora Units will receive 1.5233 New Parent Shares for each Gold Flora Unit held pursuant to the Merger Agreement, resulting in the issuance of an aggregate of approximately 312,138,271 New Parent Shares. The Business Combination values Gold Flora at $1.50 per Gold Flora Unit and The Parent Company at $0.9847 per TPCO Share.

Following completion of the Business Combination, current holders of TPCO Shares will hold approximately 49% of New Parent and current holders of Gold Flora Units will hold approximately 51% of New Parent.

In connection with the Business Combination, The Parent Company has agreed to make available to Gold Flora a line of credit of up to $5,000,000, which shall bear interest at a rate of 10% per annum, and shall be secured by certain assets of Gold Flora. The outstanding balance of the line of credit will become due and payable if the Merger Agreement is terminated, subject to certain conditions. It is anticipated that the line of credit shall be forgiven following completion of the Business Combination.

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The New Parent will operate as Gold Flora Corporation and is anticipated to remain a reporting issuer in Canada on the Neo Exchange Inc. (the “NEO Exchange”) and on the OTC Markets Group Inc, subject to receipt of all applicable stock exchange approvals.

The Parent Company has entered into voting and support agreements with each of its directors and officers and certain shareholders holding an aggregate of approximately 11% of the issued and outstanding TPCO Shares, pursuant to which these parties have agreed, subject to certain rights of withdrawal, to vote in favor of the Business Combination and not to dispose of their TPCO Shares.

Gold Flora has entered into voting and support agreements with each manager and the majority holder of its membership interests holding an aggregate of 75.9% of the issued and outstanding Gold Flora Units, pursuant to which these parties have agreed, subject to certain rights of withdrawal, to vote in favor of the Business Combination and not to dispose of their Gold Flora Units.

The Business Combination contains certain customary provisions, including covenants in respect of non-solicitation of alternative business combination proposals for The Parent Company and Gold Flora and a reciprocal termination fee of $4,000,000, payable to either The Parent Company or Gold Flora in certain circumstances.

In connection with the Business Combination, The Parent Company anticipates filing a proxy statement and management information circular (the “Circular”) in connection with an annual general and special meeting of holders of TPCO Shares (the “Meeting”) expected to be held in the second quarter of this year (unless the U.S. Securities and Exchange Commission elects to review the preliminary Circular, in which case the Meeting is likely to be held in early in the third quarter of this year) to approve the Business Combination.

Directors and Officers of the Resulting Issuer

Upon completion of the Business Combination, it is anticipated that Troy Datcher will be named Chairman of the Board and that Laurie Holcomb will be named Chief Executive Officer of New Parent. The board of directors of New Parent will be comprised of three nominees of TPCO, including Troy Datcher as chair, and four nominees of Gold Flora, including Laurie Holcomb.

Recommendation of The Parent Company Board

The Board of Directors of The Parent Company (“The Parent Company Board”) has unanimously determined, with interested directors abstaining and after receiving financial and legal advice and following the receipt of a unanimous recommendation of a special committee of independent directors (the “Special Committee”), that the Merger Agreement is in the best interest of The Parent Company, and that, on the basis of the fairness opinions received, that the consideration to be received by The Parent Company shareholders pursuant to the Merger Agreement is fair, from a financial point of view, to The Parent Company shareholders.

Each of The Parent Company Board and the Special Committee received a fairness opinion from Hyperion Capital Inc. (“Hyperion”) to the effect that, as of the date of such opinion, and based upon and subject to the assumptions, limitations, and qualifications set forth therein, that the consideration to be received by The Parent Company shareholders pursuant to the Merger Agreement is fair, from a financial point of view, to The Parent Company shareholders. Each of the Parent Company Board and the Special Committee received an independent fairness opinion from INFOR Financial Inc. (“INFOR Financial”) to the effect that, as of the date of such opinion, and based upon and subject to the assumptions, limitations, and qualifications set forth therein, that the consideration to be received by The Parent Company shareholders pursuant to the Merger Agreement is fair, from a financial point of view, to The Parent Company shareholders.

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The manager of Gold Flora received a fairness opinion from Clarus Securities Inc. (“Clarus”) to the effect that, as of the date of such opinion, and based upon and subject to the assumptions, limitations, and qualifications set forth therein, the consideration to be received by Gold Flora pursuant to the Merger Agreement is fair, from a financial point of view, to the Gold Flora membership unitholders and convertible debenture holders.

Approvals

The Business Combination is expected to close before the end of the third quarter of 2023, following the satisfaction or waiver of closing conditions including, among others, approval by two-thirds of the votes cast by the shareholders of The Parent Company at the Meeting, the approval of the Supreme Court of British Columbia, and the approval of the NEO Exchange.

Advisors

Dentons Canada LLP and Paul Hastings LLP are serving as legal counsel to The Parent Company. Hyperion is serving as financial advisor to The Parent Company and provided a fairness opinion to The Parent Company Board. INFOR Financial provided an independent fairness opinion to the Parent Company Board and the Special Committee. Dorsey & Whitney LLP, Bennett Jones LLP, and Stuart Kane LLP are serving as legal counsel to Gold Flora Company. Clarus provided an independent fairness opinion to Gold Flora.

Conference Call

A joint conference call and webcast will be held Wednesday, February 22 at 8:30 a.m. (Eastern Time) to discuss the strategic rationale and benefits of the proposed combination for analysts and investors. A question-and-answer session will follow management’s prepared remarks.

DATE:	Wednesday, February 22, 2023
TIME:	8:30 a.m. Eastern Time
WEBCAST:	Click Here
DIAL-IN NUMBER:	1 647-794-4605 or 1 888-254-3590
CONFERENCE ID:	2796073
REPLAY:	1 647-436-0148 or 1 888-203-1112 Available until 12:00 midnight Eastern Time Wednesday, March 1, 2023 Replay Code: 2796073

This press release shall not constitute an offer to sell or the solicitation of an offer to buy securities of the parties, nor shall there be any offer, solicitation or sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful. Certain of the securities to be issued in the Business Combination have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or securities laws of any state or other jurisdiction, and may not be resold absent registration under, or exemption from registration under, the Securities Act.

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About The Parent Company

The Parent Company is a leading consumer-focused, vertically integrated cannabis company with twelve retail locations, one delivery hub and a curated product portfolio, including Monogram by Shawn “JAY-Z” Carter, Caliva, Mirayo by Santana, Fun Uncle and Deli.

The Parent Company is committed to leveraging its status to help build a more equitable cannabis industry. Its social equity venture fund aims to eliminate systematic barriers to entry and provide minority entrepreneurs with meaningful participation, growth, and leadership opportunities in the multibillion-dollar legal cannabis industry.

Shares of The Parent Company common stock are traded on NEO Exchange under the ticker symbol “GRAM” and on the OTCQX under the ticker symbol “GRAMF”.

For the latest news, activities, and media coverage, please visit www.theparent.co or connect with us on Instagram, LinkedIn, and Twitter.

References in the press release to information included on websites and on social media platforms do not constitute incorporation by reference of the information contained or available through such websites and social media platforms, and you should not consider such information to be part of this press release.

About Gold Flora

Gold Flora is a privately held, female-led company that owns and operates a robust portfolio of cannabis brands, companies, and retail dispensaries throughout the state. Its retail operations include King’s Crew in Long Beach, Airfield Supply Company in San Jose, and the Higher Level chain serving Hollister and Seaside.

Gold Flora has an approximate 200,000 square-foot cannabis campus - that has the ability to scale to 620,000 square feet - located in Desert Hot Springs, CA, where it houses the company’s indoor cultivation, manufacturing, and extraction facilities, as well as its own distribution company. With hubs throughout the state, the company sells and distributes for many prominent brands, including their own premium lines of Gold Flora, Roll Bleezy, Sword & Stoned, Aviation Cannabis and Jetfuel Cannabis products.

Gold Flora’s mission is to provide the highest quality, fully-tested, legal cannabis products in California. The company was built on a foundation of trust, transparency, and high ethical standards. It is also one of the few cannabis companies that is both vertically integrated and woman-led and operated.

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Forward Looking Statements

This press release contains “forward-looking information” within the meaning of applicable Canadian securities legislation and that constitute “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to each party’s expectations or forecasts of business, operations, financial performance, prospects, and other plans, intentions, expectations, estimates, and beliefs and include statements regarding Gold Flora’s and The Parent Company’s expected financial condition and performance, the combined operations and prospects of Gold Flora and The Parent Company, the current and projected market, growth opportunities and synergies for the combined company, and the timing and completion of the Business Combination, including the satisfaction or waiver of all the required conditions thereto. Words such as “expects”, “continue”, “will”, “anticipates” and “intends” or similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward‑looking statements are based on Gold Flora’s and The Parent Company’s current projections and expectations about future events and financial trends that they believe might affect their financial condition, results of operations, prospects, business strategy and financial needs, and on certain assumptions and analysis made by each party in light of the experience and perception of historical trends, current conditions and expected future developments and other factors each party believes are appropriate. Forward-looking information and statements involve and are subject to assumptions and known and unknown risks, uncertainties, and other factors which may cause actual events, results, performance, or achievements to be materially different from future events, results, performance, and achievements expressed or implied by forward looking information and statements herein, including, without limitation, the risks discussed under the heading “Risk Factors” in The Parent Company’s Form 10-K dated March 31, 2022, filed with the with the SEC on March 31, 2022, as updated in updated by the information under the heading “Risk Factors in The Parent Company’s subsequently filed Form 10-Qs and other documents filed by The Parent Company with Canadian and U.S. securities regulatory authorities on SEDAR and EDGAR, respectively. Although Gold Flora and The Parent Company believe that any forward-looking information and statements herein are reasonable, in light of the use of assumptions and the significant risks and uncertainties inherent in such information and statements, there can be no assurance that any such forward-looking information and statements will prove to be accurate, and accordingly readers are advised to rely on their own evaluation of such risks and uncertainties and should not place undue reliance upon such forward-looking information and statements. Any forward-looking information and statements herein are made as of the date hereof and, except as required by applicable laws, neither Gold Flora nor The Parent Company assume any obligation to update or revise any forward-looking information or statements contained herein or to update the reasons that actual events or results could or do differ from those projected in any forward-looking information and statements herein, whether as a result of new information, future events or results, or otherwise.

Additional Information and Where to Find It

In connection with the Business Combination, The Parent Company will file the Circular containing important information about the Business Combination and related matters. Additionally, The Parent Company and Gold Flora will file other relevant materials in connection with the proposed transaction with applicable securities regulatory authorities. Investors and security holders of The Parent Company are urged to carefully read the entire Circular (including any supplements to the Circular) when such document becomes available before making any voting decision with respect to the proposed transaction because the Circular will contain important information about the proposed Business Combination and the parties to the Business Combination. The Circular, when available, will be mailed to The Parent Company shareholders, as well as be accessible on the SEC’s EDGAR system and SEDAR profile of The Parent Company.

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Investors and security holders of The Parent Company will be able to obtain a free copy of the Circular, as well as other relevant filings containing information about The Parent Company and the Business Combination, without charge, at the website of the Securities and Exchange Commission (the “SEC”) at www.sec.gov, or from The Parent Company by going to The Parent Company’s Investor Relations page on its website at https://ir.theparent.co/financials/sec filings/default.aspx.

Participants in the Solicitation

The Parent Company, Gold Flora and certain of their respective directors, executive officers and employees may be deemed to be participants in the solicitation of The Parent Company proxies in respect of the proposed transaction. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies to The Parent Company shareholders in connection with the proposed transaction will be set forth in the Circular. Other information regarding the participants in The Parent Company proxy solicitation and a description of their direct and indirect interests in the Business Combination, by security holdings or otherwise, will also be contained in the Circular. Copies of the Circular and the other documents The Parent Company will file with the SEC related to the proposed transaction may be obtained, free of charge, from the SEC or The Parent Company as described in the preceding paragraph.

Caution Regarding Cannabis Operations in the United States

Investors should note that there are significant legal restrictions and regulations that govern the cannabis industry in the United States. Cannabis remains a Schedule I drug under the U.S. Controlled Substances Act, making it illegal under federal law in the United States to, among other things, cultivate, distribute, or possess cannabis in the United States. Financial transactions involving proceeds generated by, or intended to promote, cannabis-related business activities in the United States may form the basis for prosecution under applicable U.S. federal money laundering legislation.

While the approach to enforcement of such laws by the federal government in the United States has trended toward non-enforcement against individuals and businesses that comply with medical or adult-use cannabis programs in states where such programs are legal, strict compliance with state laws with respect to cannabis will neither absolve The Parent Company of liability under U.S. federal law, nor will it provide a defense to any federal proceeding which may be brought against the Company. The enforcement of federal laws in the United States is a significant risk to the business of The Parent Company and any proceedings brought against the Company thereunder may adversely affect the Company’s operations and financial performance.

Investor Contact:

Colin Brown

669 279-5390

investor@theparent.co

or

Rob Kelly

MATTIO Communications

tpco@mattio.com

Neither IIROC nor any stock exchange or other securities regulatory authority accepts responsibility for the adequacy or accuracy of this release.

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